At Home Group Inc. Announces First Quarter Fiscal 2021 Financial Results

●	Q1 net sales decrease 38.0% and Q1 comparable store sales[1] decrease 46.5%
●	Q1 EPS of $(5.60) and Q1 adjusted EPS[1] of $(0.61)
●	Net inventories decrease 0.3% at the end of Q1
●	218 out of 219 stores have fully reopened to customer traffic; initial sales in reopened stores tracking up solid double-digits during the reopening period

Plano, Texas, June 18, 2020 -- At Home Group Inc. (NYSE: HOME), the home décor superstore, today announced its financial results for its first quarter ended April 25, 2020.

Lee Bird, Chairman and Chief Executive Officer, stated, “Over the last few months, our team has risen to the challenge and focused on prioritizing the health and safety of our team members, customers, and communities. We have focused on preserving liquidity, enhancing financial flexibility, and ensuring At Home can thrive going forward. Prior to the onset of COVID-19, we had seen an improvement in comparable store sales trends. However, as the pandemic escalated and we temporarily closed our stores, sales were materially impacted.”

Mr. Bird continued, “We acted quickly and deliberately to continue serving our customers during a time when they are spending more time at home than ever and to provide them with safe and convenient ways to shop with us. Since early May, as local and state mandates were lifted, we began reopening a majority of our stores. Early results are strong across all markets with initial sales in reopened stores up solid double-digits during their reopening period quarter-to-date. As the low-price leader in our category with a focus on expanding our omnichannel presence, I am confident that At Home is well positioned for both the near and long-term to take additional share of the large and fragmented home furnishings market.”

For the Thirteen Weeks Ended April 25, 2020

●	The Company opened six new stores in the first quarter of fiscal 2021 and ended the quarter with 218 stores in 39 states. The Company has opened a net 27 stores since the first quarter of fiscal 2020, representing a 14.1% increase.
●	Net sales decreased 38.0% to $189.8 million from $306.3 million in the first quarter of fiscal 2020 as a result of temporary store closures due to the COVID-19 pandemic, partially offset by a net increase in the number of stores. Comparable store sales[1] decreased 46.5% compared to a decrease of 0.8% in the first quarter of fiscal 2020, as a result of temporary store closures due to the COVID-19 pandemic.
●	Gross profit decreased 81.4% to $16.4 million from $88.1 million in the first quarter of fiscal 2020 primarily driven by the decrease in sales due to the COVID-19 pandemic. Gross margin decreased to 8.6% from 28.8% in the prior year period primarily due to deleverage on occupancy costs and depreciation as a result of the sales decline.
●	Selling, general and administrative expenses (“SG&A”) decreased 13.6% to $66.5 million from $76.9 million in the first quarter of fiscal 2020 primarily driven by our actions to reduce store-level and home office labor, advertising, and other discretionary expenses in response to the COVID-19 pandemic. Adjusted SG&A1 decreased 12.5% to $66.5 million compared to $76.0 million in the first quarter of fiscal 2020. Adjusted SG&A1 as a percentage of net sales increased to 35.0% from 24.8% primarily due to deleverage on lower sales, partially offset by our successful efforts to reduce operating expenses.
●	Operating loss was $(372.1) million compared to operating income of $25.9 million in the first quarter of fiscal 2020 primarily due to a non-cash goodwill impairment charge of $319.7 million recognized in the first quarter of fiscal 2021 and the impact of temporary store closures due to the COVID-19 pandemic. Adjusted operating income[1] was a loss of $(52.3) million compared to income of $10.3 million in the first quarter of fiscal 2020. Adjusted operating margin[1] was (27.6)% compared to 3.4% in the first quarter of fiscal 2020 driven by the gross margin and adjusted SG&A1 factors described above.
●	Interest expense decreased to $7.0 million from $7.8 million in the first quarter of fiscal 2020 due to a year-over-year decrease in average interest rates, partially offset by increased borrowings under our revolving credit facility (“ABL facility”).
●	Income tax benefit was $20.1 million compared to income tax expense of $4.2 million in the first quarter of fiscal 2020. The effective tax rate decreased to 5.3% from 23.4% for the first quarter of fiscal 2020 due to the tax impact of the non-cash goodwill impairment charge and net operating loss carryback provisions under the Coronavirus Aid, Relief, and Economic Security Act (the “CARES” Act).
●	Net loss was $(358.9) million compared to net income of $13.9 million in the first quarter of fiscal 2020. Adjusted Net income[1] was a loss of $(39.2) million compared to income of $1.9 million in the first quarter of fiscal 2020.
●	EPS was $(5.60) compared to $0.21 in the first quarter of fiscal 2020. Adjusted EPS[1] was $(0.61) compared to $0.03 in the first quarter of fiscal 2020.
●	Adjusted EBITDA[1] was $(14.6) million compared to $33.8 million in the first quarter of fiscal 2020.

Goodwill Impairment

During the first quarter of fiscal 2021, we conducted an interim impairment test and concluded that our goodwill was fully impaired. As a result, we recognized a non-cash goodwill impairment charge of $319.7 million.

Balance Sheet Highlights as of April 25, 2020

●	Net inventories decreased 0.3% to $407.0 million from $408.0 million as of April 27, 2019 primarily due to reduced inventory purchases in response to the COVID-19 pandemic, partially offset by a 14.1% increase in the number of stores.
●	Total cash was $43.6 million and borrowings available under our ABL facility was $44.1 million; however, our ability to incur additional borrowings would have been limited by $38.7 million due to the consolidated fixed charge coverage ratio described in our Quarterly Report on Form 10-Q for the thirteen weeks ended April 25, 2020 in “—Liquidity and Capital Resources.” As of June 16, 2020, our estimated total liquidity was more than $200 million.
●	Long-term debt was $334.2 million compared to $336.8 million as of April 27, 2019. Additionally, there was $342.0 million outstanding under our ABL facility as of April 25, 2020 compared to $228.0 million as of April 27, 2019. Increased borrowings were primarily driven by a net increase of 27 new stores year-over-year as well as our decision to draw an additional $55 million under our ABL facility during the quarter as a precautionary measure to provide more financial flexibility and maintain liquidity in response to the COVID-19 pandemic.
(1)	Represents a non-GAAP financial measure. For additional information about non-GAAP measures, including, where applicable, reconciliations to the most directly comparable financial measures presented in accordance with GAAP, please see “Non-GAAP Measures” below.

Subsequent Events

●	On June 12, 2020, we amended our ABL facility to provide for a new tranche of term loans in a principal amount of $35.0 million on a “first-in, last out” basis, subject to a borrowing base, the net proceeds of which were used to repay a portion of the outstanding revolving credit loans on that date. Guggenheim Securities, LLC served as our financial advisor.

Outlook & Key Assumptions

Given the unprecedented and continued uncertainty related to COVID-19, the Company is not providing second quarter and fiscal year 2021 guidance at this time.

Conference Call Details

A conference call to discuss the first quarter fiscal 2021 financial results is scheduled for today, June 18, 2020, at 4:30 p.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 1-877-407-0789 (international callers please dial 1-201-689-8562) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at investor.athome.com.

A recorded replay of the conference call will be available within two hours of the conclusion of the call and can be accessed online at investor.athome.com for 90 days.

Terminology

We define certain terms used in this release as follows:

"Adjusted EBITDA" means net (loss) income before net interest expense, income tax (benefit) provision and depreciation and amortization, adjusted for the impact of certain other items as defined in our debt agreements, including certain legal settlements and consulting and other professional fees, stock-based compensation expense, impairment charges, gain on sale-leaseback, non-cash rent and other adjustments.

“Adjusted Net Income” means net (loss) income, adjusted for impairment charges, gain on sale-leaseback, payroll tax expenses related to initial public offering non-cash stock-based compensation expense (the “IPO Grant”), the income tax impact associated with the IPO Grant stock option exercises and other adjustments, which include other transaction costs.

“Adjusted operating income” means operating (loss) income, adjusted for impairment charges, gain on sale-leaseback, payroll tax expenses related to the IPO Grant stock option exercises and other adjustments, which include other transaction costs.

“Adjusted SG&A” means selling, general and administrative expenses adjusted for certain expenses, including payroll tax expenses related to the IPO Grant stock option exercises and other adjustments, which include other transaction costs.

"Comparable store sales" means, for any reporting period, the change in period-over-period net sales for the comparable store base, beginning with stores on the second day of the sixteenth full fiscal month following the store's opening. When a store is being relocated or remodeled, we exclude sales from that store in the calculation of comparable store sales until the first day of the sixteenth full fiscal month after it reopens. As it relates to At Home, “two-year comparable store sales basis” refers to the sum of the increase (decrease) in comparable store sales for each of the current and preceding fiscal years.

“EPS” means diluted earnings per share.

“GAAP” means accounting principles generally accepted in the United States.

“Adjusted EPS” means Adjusted Net Income divided by diluted weighted average shares outstanding.

“Store-level Adjusted EBITDA” means Adjusted EBITDA, adjusted further to exclude the impact of costs associated with new store openings and certain corporate overhead expenses which we do not consider in our evaluation of the ongoing operating performance of our stores from period to period.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. You can generally identify forward-looking statements by our use of forward-looking terminology such as "anticipate", "are confident", "assumed", "believe", "continue", "could", "estimate", "expect", "intend", “look forward”, "may", "might", "on track", “outlook”, "plan", "potential", "predict", “reaffirm”, "seek", "should", “trend” or "vision", or the negative thereof or other variations thereon or comparable terminology. In particular, statements about our assumptions for future financial performance, as well as statements about the markets in which we operate, expected new store openings, our real estate strategy, growth targets, potential growth opportunities, market share, impact of expected stock option exercises, future capital expenditures, and estimates of expenses we may incur in connection with equity incentive awards to management and our expectations, beliefs, plans, strategies, objectives, prospects, assumptions or future events or performance contained in this document are forward-looking statements. Furthermore, statements contained in this document relating to the recent global outbreak of the novel coronavirus disease (COVID-19), the impact of which remains inherently uncertain on our financial results, are forward-looking statements.

We have based these forward-looking statements on our current expectations, assumptions, estimates and projections. While we believe these expectations, assumptions, estimates and projections are reasonable, such forward-looking statements are only predictions and involve known and unknown risks and uncertainties, many of which are beyond our control. These and other important factors, including those factors described in “Item 1A. Risk Factors” of our Annual Report on Form 10-K for the fiscal year ended January 25, 2020 as well as those factors updated in “Item 1A. Risk Factors” of our Quarterly Report on Form 10-Q for the fiscal quarter ended April 25, 2020 and other reports that we file with the Securities and Exchange Commission  (“SEC”), may cause our actual results, performance or achievements to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. Given these risks and uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The forward-looking statements contained in this release are not guarantees of future performance and our actual results of operations, financial condition and liquidity, and the development of the industry in which we operate, may differ materially from the forward-looking statements contained in this release. In addition, even if our results of operations, financial condition and liquidity, and events in the industry in which we operate, are consistent with the forward-looking statements contained in this release, they may not be predictive of results or developments in future periods.

Any forward-looking statement that we make in this release speaks only as of the date of such statement. Except as required by law, we do not undertake any obligation to update or revise, or to publicly announce any update or revision to, any of the forward-looking statements, whether as a result of new information, future events or otherwise, after the date of this document.

About At Home Group Inc.

At Home (NYSE:HOME), the home decor superstore, offers more than 50,000 on-trend home products to fit any budget or style, from furniture, mirrors, rugs, art and housewares to tabletop, patio and seasonal decor. At Home is headquartered in Plano, Texas, and currently operates 219 stores in 40 states. For more information, please visit us online at investor.athome.com.

-Financial Tables to Follow-

AT HOME GROUP INC.

Condensed Consolidated Balance Sheets

(in thousands, except share and per share data)

	April 25, 2020	January 25, 2020	April 27, 2019
Assets
Current assets:
Cash and cash equivalents	$43,640	$12,082	$15,332
Inventories, net	406,972	417,763	408,033
Prepaid expenses	12,254	10,693	8,284
Other current assets	48,861	7,634	10,023
Total current assets	511,727	448,172	441,672
Operating lease right-of-use assets	1,237,563	1,176,920	1,033,976
Property and equipment, net	715,427	714,188	685,208
Goodwill	—	319,732	569,732
Trade name	1,458	1,458	1,458
Debt issuance costs, net	1,096	1,218	1,429
Restricted cash	2	3	2,515
Noncurrent deferred tax asset	—	16,815	21,237
Other assets	1,089	1,041	954
Total assets	$2,468,362	$2,679,547	$2,758,181
Liabilities and Shareholders' Equity
Current liabilities:
Accounts payable	$114,504	$119,191	$125,103
Accrued and other current liabilities	78,099	112,667	119,585
Revolving line of credit	342,000	235,670	227,960
Current portion of operating lease liabilities	82,040	65,188	57,048
Current portion of long-term debt	5,050	4,862	3,980
Income taxes payable	—	137	1,896
Total current liabilities	621,693	537,715	535,572
Operating lease liabilities	1,257,430	1,195,564	1,042,142
Long-term debt	334,174	334,251	336,829
Financing obligations	—	—	9,301
Other long-term liabilities	3,349	3,406	4,161
Total liabilities	2,216,646	2,070,936	1,928,005
Shareholders' Equity
Common stock; $0.01 par value; 500,000,000 shares authorized; 64,185,751, 64,106,061 and 63,959,406 shares issued and outstanding, respectively	642	641	640
Additional paid-in capital	659,084	657,038	650,286
(Accumulated deficit) retained earnings	(408,010)	(49,068)	179,250
Total shareholders' equity	251,716	608,611	830,176
Total liabilities and shareholders' equity	$2,468,362	$2,679,547	$2,758,181

AT HOME GROUP INC.

Condensed Consolidated Statements of Operations

(in thousands, except share and per share data)

	Thirteen Weeks Ended
	April 25, 2020	April 27, 2019

Net sales	$189,846	$306,264
Cost of sales	173,496	218,213
Gross profit	16,350	88,051

Operating expenses
Selling, general and administrative expenses	66,466	76,929
Impairment charges	319,732	—
Depreciation and amortization	2,213	1,761
Total operating expenses	388,411	78,690
Gain on sale-leaseback	—	16,528

Operating (loss) income	(372,061)	25,889
Interest expense, net	6,971	7,769
(Loss) income before income taxes	(379,032)	18,120
Income tax (benefit) provision	(20,090)	4,237
Net (loss) income	$(358,942)	$13,883

Earnings per share:
Net (loss) income per common share:
Basic	$(5.60)	$0.22
Diluted	$(5.60)	$0.21
Weighted average shares outstanding:
Basic	64,130,000	63,672,824
Diluted	64,130,000	65,815,833

AT HOME GROUP INC.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Thirteen Weeks Ended
	April 25, 2020	April 27, 2019
Operating Activities
Net (loss) income	$(358,942)	$13,883
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	18,148	16,530
Non-cash lease expense	19,420	15,759
Impairment charges	319,732	-
Non-cash interest expense	550	581
Gain on sale-leaseback	-	(16,528)
Deferred income taxes	16,965	(1,176)
Stock-based compensation	2,063	1,848
Other non-cash losses, net	7	109
Changes in operating assets and liabilities:
Inventories	10,791	(26,010)
Prepaid expenses and other current assets	(43,213)	1,574
Other assets	(48)	(8)
Accounts payable	(7,261)	3,474
Accrued liabilities	(31,933)	(1,549)
Income taxes payable	(137)	1,896
Operating lease liabilities	(1,345)	(9,218)
Net cash (used in) provided by operating activities	(55,203)	1,165
Investing Activities
Purchase of property and equipment	(19,236)	(80,572)
Net proceeds from sale of property and equipment	-	63,808
Net cash used in investing activities	(19,236)	(16,764)
Financing Activities
Payments under lines of credit	(98,310)	(215,580)
Proceeds from lines of credit	204,640	222,530
Payment of debt issuance costs	-	(256)
Proceeds from issuance of long-term debt	664	-
Payments on financing obligations	-	(60)
Proceeds from financing obligations	-	9,571
Payments on long-term debt	(982)	(989)
(Payments for) proceeds from stock, including tax	(16)	4,764
Net cash provided by financing activities	105,996	19,980
Increase in cash, cash equivalents and restricted cash	31,557	4,381
Cash, cash equivalents and restricted cash, beginning of period	12,085	13,466
Cash, cash equivalents and restricted cash, end of period	$43,642	$17,847

Supplemental Cash Flow Information
Cash paid for interest	$6,689	$7,001
Cash (received) paid for income taxes	$(10)	$72
Supplemental Information for Non-cash Investing and Financing Activities
Increase in current liabilities of property and equipment	$157	$9,039

Non-GAAP Measures

Certain financial measures presented in this release, such as comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS and Store-level Adjusted EBITDA, are not recognized under GAAP.

We present comparable store sales, which is not a recognized financial measure under GAAP, because it allows us to evaluate how our store base is performing by measuring the change in period-over-period net sales in stores that have been open for the applicable period. We present Adjusted EBITDA and Store-level Adjusted EBITDA, which are not recognized financial measures under GAAP, because we believe they assist investors and analysts in comparing our operating performance across reporting periods on a consistent basis by excluding items that we do not believe are indicative of our core operating performance, such as interest, depreciation, amortization, loss on extinguishment of debt, impairment charges and taxes. We present adjusted SG&A, adjusted operating income, Adjusted Net Income and adjusted EPS, which are not recognized financial measures under GAAP, because we believe investors’ understanding of our operating performance is enhanced by the disclosure of selling, general and administrative expenses, operating income, net income and earnings per diluted share adjusted for items that we do not believe are indicative of our core operating performance.

You are encouraged to evaluate each of these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating our non-GAAP measures, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in such presentations. In particular, Store-level Adjusted EBITDA does not reflect costs associated with new store openings, which are incurred on a limited basis with respect to any particular store when opened and are not indicative of ongoing core operating performance, and corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. Our presentation of non-GAAP financial measures should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. There can be no assurance that we will not modify the presentation of our non-GAAP financial measures in the future, and any such modification may be material. In addition, comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS and Store-level Adjusted EBITDA may not be comparable to similarly titled measures used by other companies in our industry or across different industries.

Comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS and Store-level Adjusted EBITDA have limitations as analytical tools and you should not consider them in isolation, or as a substitute for analysis of our results as reported under GAAP. We compensate for these limitations by relying primarily on our GAAP results and using comparable store sales, Adjusted EBITDA, adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS and Store-level Adjusted EBITDA only as supplemental information.

AT HOME GROUP INC.

Supplemental Information - Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except share and per share data)

The tables below reconcile the non-GAAP financial measures of adjusted SG&A, adjusted operating income, Adjusted Net Income, adjusted EPS, Adjusted EBITDA and Store-level Adjusted EBITDA to their most directly comparable GAAP financial measures.

Reconciliation of selling, general and administrative expenses to adjusted SG&A

	Thirteen Weeks Ended
	April 25, 2020	April 27, 2019

Selling, general and administrative expenses, as reported	$66,466	$76,929
Adjustments:
Payroll tax expense related to IPO Grant stock option exercises(a)	—	(36)
Other(b)	—	(899)
Adjusted selling, general and administrative expenses	$66,466	$75,994

Reconciliation of operating income to adjusted operating income

	Thirteen Weeks Ended
	April 25, 2020	April 27, 2019

Operating (loss) income, as reported	$(372,061)	$25,889
Adjustments:
Impairment charges(c)	319,732	—
Gain on sale-leaseback	—	(16,528)
Payroll tax expense related to IPO Grant stock option exercises(a)	—	36
Other(b)	—	899
Adjusted operating income	$(52,329)	$10,296
Adjusted operating margin	(27.6)%	3.4%

Reconciliation of net (loss) income to Adjusted Net Income and adjusted EPS

	Thirteen Weeks Ended
	April 25, 2020	April 27, 2019

Net (loss) income, as reported	$(358,942)	$13,883
Adjustments:
Impairment charges(c)	319,732	—
Gain on sale-leaseback	—	(16,528)
Payroll tax expense related to IPO Grant stock option exercises(a)	—	36
Other(b)	—	899
Tax impact of adjustments to net (loss) income(d)	—	3,612
Tax benefit related to IPO Grant stock option exercises(e)	—	(6)
Adjusted Net Income	(39,210)	1,896
Diluted weighted average shares outstanding	64,130,000	65,815,833
Adjusted EPS	$(0.61)	$0.03

(a)	Payroll tax expense related to stock option exercises associated with the IPO Grant, which we do not consider in our evaluation of our ongoing performance.
(b)	Other adjustments include amounts our management believes are not representative of our ongoing operations, including other transaction costs.
(c)	Represents a non-cash impairment charge of $319.7 million related to full impairment of goodwill.
(d)	Represents the income tax impact of the adjusted expenses using the annual effective tax rate excluding discrete items. After giving effect to the adjustments to net (loss) income, the adjusted effective tax rate was 33.9% and 25.0% for the thirteen weeks ended April 25, 2020 and April 27, 2019, respectively.
(e)	Represents the income tax benefit related to stock option exercises associated with the IPO Grant.

Reconciliation of net (loss) income to EBITDA, Adjusted EBITDA and Store-level Adjusted EBITDA

	Thirteen Weeks Ended
	April 25, 2020	April 27, 2019

Net (loss) income, as reported	$(358,942)	$13,883
Interest expense, net	6,971	7,769
Income tax (benefit) provision	(20,090)	4,237
Depreciation and amortization(a)	18,148	16,530
EBITDA	(353,913)	42,419
Impairment charges(b)	319,732	—
Gain on sale-leaseback	—	(16,528)
Consulting and other professional services(c)	275	1,581
Stock-based compensation expense(d)	2,063	1,848
Non-cash rent(e)	17,233	4,376
Other(f)	—	54
Adjusted EBITDA	(14,610)	33,750
Costs associated with new store openings(g)	3,579	7,060
Corporate overhead expenses(h)	25,017	23,897
Store-level Adjusted EBITDA	$13,986	$64,707

(a)	Includes the portion of depreciation and amortization expenses that are classified as cost of sales in our condensed consolidated statements of operations.
(b)	Represents a non-cash impairment charge of $319.7 million related to full impairment of goodwill.
(c)	Primarily consists of (i) consulting and other professional fees with respect to projects to enhance our merchandising and human resource capabilities and other company initiatives; and (ii) other transaction costs.
(d)	Non-cash stock-based compensation expense related to the ongoing equity incentive program that we have in place to incentivize, retain and motivate our employees, officers and non-employee directors.
(e)	Consists of the non-cash portion of rent, which reflects the extent to which our GAAP straight-line rent expense recognized exceeds or is less than our cash rent payments. The GAAP straight-line rent expense adjustment can vary depending on the average age of our lease portfolio, which has been impacted by our significant growth. For newer leases, our rent expense recognized typically exceeds our cash rent payments while for more mature leases, rent expense recognized is typically less than our cash rent payments.
(f)	Other adjustments include amounts our management believes are not representative of our ongoing operations.
(g)	Reflects non-capital expenditures associated with opening new stores, including marketing and advertising, labor and cash occupancy expenses. Costs related to new store openings represent cash costs, and you should be aware that in the future we may incur expenses that are similar to these costs. We anticipate that we will continue to incur cash costs as we open new stores in the future. We opened six and eleven new stores during the thirteen weeks ended April 25, 2020 and April 27, 2019, respectively.
(h)	Reflects corporate overhead expenses, which are not directly related to the profitability of our stores, to facilitate comparisons of store operating performance as we do not consider these corporate overhead expenses when evaluating the ongoing performance of our stores from period to period. Corporate overhead expenses, which are a component of selling, general and administrative expenses, are comprised of various home office general and administrative expenses such as payroll expenses, occupancy costs, marketing and advertising, and consulting and professional fees. See our discussion of the changes in selling, general and administrative expenses presented in our Quarterly Report on Form 10-Q for the thirteen weeks ended April 25, 2020 in “—Results of Operations”. Store-level Adjusted EBITDA should not be used as a substitute for consolidated measures of profitability or performance because it does not reflect corporate overhead expenses that are necessary to allow us to effectively operate our stores and generate Store-level Adjusted EBITDA. We anticipate that we will continue to incur corporate overhead expenses in future periods.

Investor Relations:

At Home Group, Inc.

Arvind Bhatia, CFA / Bethany Johns

972.265.1299 / 972.265.1326

InvestorRelations@AtHome.com

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